Exhibit 10.51
[Form of Supplemental Bonus Agreement (SVPs, EVPs & SVPOs]
FISCAL YEAR 2007
SUPPLEMENTAL BONUS AGREEMENT
     This FISCAL YEAR 2007 SUPPLEMENTAL BONUS AGREEMENT (this “Agreement”) was adopted by the Committee pursuant to the Sysco Corporation 2006 Supplemental Performance Based Bonus Plan (the “Plan”), and agreed to by the Company and Executive effective __________, 2006. This Agreement is for the Fiscal Year ending June 30, 2007 (the “Fiscal Year”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.
     1. Establishment of Performance Goals. Executive and the Company hereby agree to the goals and objectives set forth on Exhibit “A” attached hereto for the Fiscal Year (the “Performance Goals”). Executive acknowledges and agrees that for purposes of this Agreement Executive’s performance will be measured using the Performance Goals.
     2. Evaluation of Performance. (a) Within 90 days after the end of the Fiscal Year, the Committee shall complete an evaluation of Executive’s performance for such Fiscal Year against the Performance Goals for the Fiscal Year. Executive will be evaluated, together with certain other designated Participants under the Plan, as a group (the “Management Team”), based on the Committee’s judgment of the Management Team’s alignment with (i) the Company’s Fiscal Year goals; and (ii) the strategy initiatives of the Company. In addition, Executive will be evaluated individually based on the Executive’s contribution to maximizing the Management Team’s collective performance.
     3. Calculation of Bonus. Based upon the evaluation of the Management Team and Executive with respect to achievement of the Performance Goals, Executive’s compensation for the Fiscal Year will be adjusted, in the Committee’s sole discretion, as follows:
               (i) Performance Exceeds Expectations. If Executive’s performance for the Fiscal Year “exceeds expectations,” Executive will be entitled to receive a cash bonus under the Plan of up to 25% (as determined by the Plan Committee in its sole and absolute discretion) of Executive’s MIP Bonus with respect to that Fiscal Year (a “Performance Bonus”).
               (ii) Performance Meets Expectations. If Executive’s performance for the Fiscal Year “meets expectations,” Executive shall not be entitled to receive a cash bonus under the Plan as set forth in Section 3(a)(i) above, nor shall Executive’s MIP Bonus be subject to reduction as set forth in Section 3(a)(iii) below.
               (iii) Performance Below Expectations. If Executive’s performance for the Fiscal Year is “below expectations,” Executive’s MIP Bonus for such Fiscal Year will be reduced by up to 25% of such MIP Bonus (as determined by the Committee in its sole discretion) (the “Forfeited Amount”). The amount of Additional Shares and Additional Cash Bonus awarded to the Executive under the MIP shall be determined after reducing the MIP Bonus by the Forfeited Amount.
[For the agreements with Messrs. Stubblefield, Accardi and Spitler: Notwithstanding anything to the contrary contained herein, Executive shall not be entitled to a Performance Bonus under this Agreement unless Executive is otherwise eligible to receive a MIP Bonus for the Fiscal Year.][For the agreements with all other EVPs, SVPs and SVPOs: Notwithstanding anything to the contrary contained herein, Executive shall not be entitled to a Performance Bonus under this Agreement unless the Company achieves an Increase in Earnings per Share (as such terms are defined in the MIP) of at least ___% and a Return on Stockholders Equity of at least ___% for the Fiscal Year (as such terms are defined in the MIP).]

          (b) MIP Bonus. The term “MIP Bonus” means the bonus earned by Executive under the MIP for the Fiscal Year, without regard to any additional amounts the Executive may be entitled to receive under the MIP as a result of elections made by Executive. For the avoidance of doubt, the MIP Bonus shall not include any Company matching contributions resulting from the deferral of all or a portion of the MIP Bonus under the Sysco Corporation Executive Deferred Compensation Plan (“EDCP”).
          (c) Committee Discretion. All determinations required pursuant to this Section 3 shall be made by the Committee in its sole and absolute discretion.
     4. Performance Bonus. If earned in accordance with Section 3(a)(i) above, the Performance Bonus will be paid in cash as soon administratively feasible following the Company’s determination of Executive’s MIP Bonus amount; provided however, that the Performance Bonus must be paid before the later of (i) the date that is 2 1/2 months from the end of Executive’s first taxable year in which the Performance Bonus is no longer subject to a substantial risk of forfeiture or (ii) the date that is 2 1/2 months from the end of Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, it being the intent of the parties that the compensation paid pursuant to this Agreement not in any way be subject to Section 409A of the Code (and this clause shall be interpreted in a manner that is consistent therewith). In addition, in no event will the Performance Bonus increase the amount of compensation earned by Executive under the MIP (by way of example, the Performance Bonus will not increase either the “Additional Shares” or the “Additional Cash Bonus” (as such terms are defined in the MIP) pursuant to Sections 6(A) and 6(B) of the MIP).
     5. Termination of Employment. [For the agreements with Messrs. Stubblefield, Accardi and Spitler: If Executive’s employment with the Company terminates for any reason prior to the end of the Fiscal Year, including, without limitation, as a result of death, disability or following a change of control of the Company: (a) Section 3(a)(i) will be applied by treating the date Executive’s employment terminates as the end of the Fiscal Year for purposes of such Section if, under the terms of any Executive Severance Agreement by and between Executive and Company (the “Severance Agreement”), Executive is entitled to receive a MIP Bonus for the Fiscal Year, (b) Section 3(a)(i) will not apply for the Fiscal Year (i.e., Executive will not be eligible to receive a Performance Bonus under this Agreement) if, under the terms of any Severance Agreement, Executive is not entitled to receive a MIP Bonus for the Fiscal Year, (c) in no event will Section 3(a)(iii) apply to Executive (i.e., Executive’s MIP Bonus will not be subject to reduction regardless of whether his performance immediately prior to the date of his termination was “below expectations”).][For the agreements with all other EVPs, SVPs and SVPOs: If Executive’s employment with the Company terminates for any reason prior to the end of the Fiscal Year, including, without limitation, as a result of death, disability or following a change of control of the Company, Executive shall not be entitled to any Performance Bonus for such Fiscal Year.]
     6. Waiver of Forfeited Amount. In consideration for the opportunity to earn the Performance Bonus, Executive hereby unconditionally waives his right to receive the Forfeited Amount.
     7. Withholding Taxes. The Company may withhold from all payments due to Executive hereunder all taxes that, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
     8. Term of Agreement. This Agreement shall be effective only for this Fiscal Year (i.e., the fiscal year ending June 30, 2007).

     9. Successors; Binding Agreement.
          (a) This Agreement shall be binding on the Company, its successors and assigns.
          (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts remain to be payable to Executive hereunder had Executive continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.
     10. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws.
     11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     12. Severability. Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.
     13. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries under any other employee benefit plan or compensation Agreement of the Company, except as herein specifically provided.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

SYSCO CORPORATION		EXECUTIVE

By:

Title:

3

Exhibit A
Supplemental Performance-Based Bonus Agreement Between
Sysco Corporation and Executive
Fiscal 2007 Performance Goals
1.	Achieve Positive Results in Enterprise-Wide Goals (___%)
•	Achieve sales growth of greater than ___%

•	Reduce cost per case by more than ___cents per case

•	Achieve accident frequency of ___or less per 100 employees

•	Achieve a return on equity of at least ___%
2.	Develop Executive Leadership for Current and Future Needs (___%)

3.	Improve Communications between Operating Companies and between Operating Companies and the Corporate Office (___%)

4.	Contribute to the development and execution of the strategy initiatives and implement effectively throughout the enterprise. Executive/Senior Management team models a collaborative approach in implementing strategy. (___%)
Note: Section 4(B) of the Plan allows the MIP Bonus to be increased or decreased by up to 25%. The percentages in parentheses at the end of each item represent the percentage points attributed to that particular goal included in the aggregate 25% by which the MIP Bonus may be increased or decreased.